EXHIBIT 10.1

ImmunoCellular Therapeutics, Ltd.

1999 Avenue of the Stars, 11th Floor,

Los Angeles, California 90067

November 5, 2007

Mr. C. Kirk Peacock

20 Salida del Sol

Santa Barbara, CA 93109

Dear Kirk:

This letter outlines the basis upon which ImmunoCellular Therapeutics, Ltd. (the “Company”) will engage you as its Interim President and will continue to engage you as its Chief Financial Officer.

1. Engagement. You will be engaged as Interim President and Chief Financial Officer of the Company for the term and upon the terms and conditions set forth herein, and you accept such offer of engagement. As the Interim President, your duties will include the signing of all of the Company’s filings with the Securities and Exchange Commission (the “SEC”) as the Company’s principal executive officer and such other specific executive responsibilities as shall be agreed to by the Company and you in writing subsequent to the date of this Agreement. As the Company’s Chief Financial Officer, your duties shall consist primarily of (i) the timely filing of all SEC filings, including preparing drafts of financial statements and the MD&A portions of the Company’s Form 10-KSB and drafts of the Company’s Form 10-QSB and review of the Company’s registration statement disclosures; (ii) implementation and maintenance of the Company’s Sarbanes-Oxley compliance procedures and confirming accounting compliance under Sarbanes-Oxley on a quarterly basis; (iii) preparation of annual two-year budgets (segmented quarterly) for the Company; (iv) closing of the Company’s financial books on a quarterly basis; (v) coordinating reviews and audits of the Company’s financial statements by the Company’s independent public accounting firm; and (vi) quarterly presentations to the Company’s board of directors of the Company’s financial information, including quarterly budgets to actual. You will report to the Chairman of the Board of the Company as well as the Chairman of the Audit Committee of the Company.

2. Term. The term of your engagement will be through October 29, 2008, commencing October 30, 2007 as to your engagement as CFO and November 5, 2007 as to your engagement as Interim President; unless sooner terminated by you or the Company as set forth below in Section 7.

3. Commitment/Part-time Status. For the compensation provided in Section 4, you will set aside and commit a minimum (on average) of one to two business days per week toward attending to the affairs of the Company as the Interim President and Chief Financial Officer. If, after a reasonable period of time, you find that the time required to fulfill your duties exceeds one to two days per week (on average), then subsequent to your notification of the latter finding, the Company and you agree to review the terms of your compensation structure and/or the nature of your duties and to make adjustments deemed necessary and appropriate. The Company recognizes and agrees that, due to your part-time status, you may accept other employment or consulting assignments concurrent with your engagement by the Company, which may include employment as an officer of publicly-traded companies and/or employment

Mr. Kirk Peacock

November 5, 2007

by other companies engaged in biotech or pharmaceutical research and development, provided that you disclose such employment by any other company to the Company and that such companies are not engaged in any research or development activities in the field of immunocellular therapies.

4. Compensation. As payment in full for your services during the term of this Agreement, the Company shall grant to you options to purchase 50,000 shares of the Company’s common stock (the “New Options”), which shall vest monthly pro rata over the one-year term of this Agreement and $8,000 per month. The cash compensation shall be paid monthly on the first business day of each month. The New Options will have a seven-year term commencing on the date of grant; will have an exercise price of the last reported trading price of the Company’s common stock on the OTC Bulletin Board on November 5, 2007; will be exercisable within the term of those options during the period of your services to the Company and for 24 months after termination for any reason except termination for cause by the Company; and will have such other terms and conditions as are included in the Company’s standard nonqualified stock option agreement under its 2006 Equity Incentive Plan (the “Plan”). All of your outstanding options granted under the Plan will be included in the Company’s Form S-8 registration statement, which shall be filed with the SEC on or before November 9, 2007.

5. Expenses. The Company will promptly reimburse you for all reasonable business expenses incurred by you in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses. These expenses shall include, without limitation, out-of-pocket telephone, facsimile, office supplies and authorized travel expenses but shall not include rent, utilities or similar overhead expenses incurred by you to maintain your office space.

6. Indemnity. To the extent permitted by California law, you agree to indemnify and hold the Company harmless from and against any and all losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from or attributable to or resulting from your gross negligence or willful misconduct in rendering the services. You warrant and represent that you have full power and authority to enter into and perform this Agreement and that your performance of this Agreement will not violate the provisions of any other agreement to which you are a party. The Company agrees to indemnify and hold you harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of your services hereunder, other than those arising from or attributable to or resulting from your gross negligence or willful misconduct. The Company will name you as an officer on any policy of directors and officers liability insurance it secures throughout the term of your engagement.

7. Termination. This Agreement and your rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and you shall have the right to receive only your compensation that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination:

7.1 Death. This Agreement and your duties hereunder shall terminate immediately upon your death.

Mr. Kirk Peacock

November 5, 2007

7.2 Termination by the Company. The Company may, at its option, terminate this Agreement and your duties hereunder by written notice to you at any time without cause upon 30 days written notice to you. If you are terminated without cause, in addition to all accrued compensation, the Company shall grant you 50% of any unvested options as of the date of termination. The Company may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to you. “Cause” as used in this Agreement means that you, (i) after reasonable notice and warning, have failed to perform your assigned duties as defined in this Agreement, with such failure to be determined by the Board of Directors, (ii) have materially breached any of the terms or conditions of this Agreement and have failed to correct such breach within 15 days following written notice from the Company of such breach, or (iii) have been charged with a felony or any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of the Company.

7.3 Termination by the You. You may terminate this Agreement at any time without cause upon 30 days written notice to the Company or upon written notice to the Company if the Company shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within 15 days following written notice from you of such breach.

8. Arbitration. In the event of any dispute under this Agreement, such dispute shall be resolved by binding arbitration with JAMS/ENDISPUTE in Los Angeles, California. The arbitrator shall be a retired judge with at least five years of experience on the bench. This provision shall not be interpreted so as to require arbitration of claims that the state and/or Federal Courts of California have ruled may not be the subjects of compelled arbitration in employment matters, nor shall it be interpreted so as to restrict any remedy, right of appeal or discovery device available to either party in a manner that violates the rulings of the state and/or Federal Courts of California with respect to employment-related arbitration. This provision shall not be interpreted so as to preclude the making of reports to governmental offices, or to preclude either party from seeking injunctive or provisional relief in a court of appropriate jurisdiction under such circumstances as may merit such relief. This arbitration provision is inapplicable to claims of less than $25,000.

9. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, you shall hold and keep secret and confidential all “trade secrets” (within the meaning of California law) and shall use such information only in the course of performing your duties hereunder; provided, however, that with respect to trade secrets, you shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under California law. You shall maintain in trust all such trade secrets as the Company’s property, including, but not limited to, all documents concerning the Company’s business, including your work papers, telephone directories, customer information and notes, and any and all copies thereof in your possession or under your control. Upon the expiration or earlier termination of your employment with the Company, or upon request by the Company, you shall deliver to the Company all such documents belonging to the Company, including any and all copies in your possession or under your control.

10. Applicable Law. This Agreement shall be interpreted in accordance with the internal laws of the State of California.

Mr. Kirk Peacock

November 5, 2007

We are delighted that you have agreed to serve as our Interim President and to continue with us as Chief Financial Officer and look forward to working with you to make the Company a great success.

Very truly yours,

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ JOHN YU
Dr. John Yu, Chairman of the Board

Agreed to and Accepted as of this 5th day of November 2007.

/s/ C. Kirk Peacock

C. Kirk Peacock